Exhibit 10.4

CONFIDENTIAL-SPECIAL HANDLING December 9, 2005 David Drinkwater 100 Highland Avenue Toronto, Ontario M4W 2A6
Dear David,
I am delighted to offer you the position of Chief Legal Officer, for Nortel, reporting to me, with a starting date of December 19, 2005. This employment offer is subject to your appointment by the Boards of Directors of Nortel Networks Corporation (“NNC”) and Nortel Networks Limited (“NNL”) and the terms and conditions of this offer letter. As you are aware, this position is located at our facility in Brampton, Ontario.
The key responsibilities and focus of this position have been discussed and communicated to you. We look forward to you playing a key role in this area, and should you have any further questions, I would be pleased to review them with you.
The terms of this offer are as follows:
Salary
Your base salary will be CAD$550,000 calculated on a per annum basis and will be paid to you bi-weekly. Normally, salaries are reviewed on an annual basis, typically in the first quarter, in accordance with the various evaluation processes and market-driven guidelines.
Incentive Award
You will be eligible to participate in the annual SUCCESS Incentive Award Plan (“SUCCESS”), from commencement of employment with a target of 80% of your base salary.
Long Term Incentive Awards
In anticipation of your future performance and contribution, we intend to recommend for approval a one-time grant of 100,000 options to purchase common shares of Nortel Networks Corporation under a Nortel stock option plan (“Plan”), subject to the terms and conditions set out below. The stock options shall be exercisable as to 25% on or after the date that is one year from the effective date of the grant, and as to an additional 25% on each anniversary of the effective date of the grant, with 100% of such stock options exercisable on or after the date that is four years from the effective date of the grant. The exercise price of the stock
Mike Zafirovski
President & CEO
Nortel
8200 Dixie Road Suite 100 Brampton ON Canada L6T 5P6 T 905.863.1101 F 905.863.8412 E mikez@nortel.com options shall be equal to 100% of the market value of a Nortel Networks Corporation share on the date of the grant, as determined under the applicable Stock Option Plan and approved by the Nortel Board of Directors. The stock options shall be subject to the terms and conditions of the applicable Stock Option Plan and Nortel’s policies and procedures.
You will also receive an award under the Restricted Stock Unit program equivalent to CAD $500,000 valued at the time of award by an industry recognized valuation approach. The restricted stock units awarded shall vest as to 33% on each anniversary of the effective date of the award, with 100% of such restricted stock units vested on the date that is three years from the effective date of the award.
These recommendations are conditioned upon your acceptance of this offer. Upon your acceptance, we intend to put forth the recommendations for approval at the next available grant date, as determined by Nortel in its sole discretion.
In 2006, you will be eligible to participate in the senior executive long term incentive program comprised of stock options, restricted stock units and performance-based long range incentive awards which will be defined and approved by the Joint Leadership Resources Committee.
Benefits
As an employee of Nortel, you will be eligible to participate in employee benefit plans in accordance with the terms of those plans upon your commencement of employment. This currently includes medical, dental, vision, short term disability, long term disability, business travel insurance, accidental death and dismemberment, and life insurance coverages. A Benefits Summary is included with this offer.
You will also be eligible for 5 weeks of vacation per annum upon your commencement of employment. Vacation is accrued monthly at the rate of 2.08 days per month of employment.
We periodically review benefit plans, as well as compensation programs, and make modifications, including enhancements and reductions, as we deem appropriate.
Following your signature below, please provide your social insurance number and date of birth. This information will facilitate your enrollment in payroll and benefit programs.
Capital Accumulation and Retirement Programs (CARP)
You will be offered the choice between two Capital Accumulation and Retirement Programs (CARP): the Balanced Program or the Investor Program. Details of these programs have been included. All of our retirement programs are periodically reviewed and changes may result to the programs as currently described.
Reporting Insider
You will be designated a Reporting Insider under applicable Canadian and U.S. securities legislation with respect to trades of securities of the Corporation. Further details will be sent to you directly by our Securities Law group following your acceptance of this offer.

Share Ownership Guidelines
As a senior executive you will be expected under the Share Ownership Guidelines to own Nortel Networks shares equivalent to 300% of your base salary within five years from the date you commence employment. We strongly believe that it is important for senior executives to have this commitment. As a result, we review progress against these guidelines on a regular basis.
Tax Conflict Review for Board Appointed Officers
As a board appointed officer, you are required to participate in Nortel’s Executive Tax Conflict Review Program. Under the terms of this program, your personal income tax return will be prepared and/or reviewed by our designated tax provider.
Change in Control
Subject to the approval of the Joint Leadership Resources Committee, you will be eligible to participate in our Nortel Networks Corporation Executive Retention and Termination Plan (“ERTP”). The ERTP provides certain payments in the event that your employment is terminated for a qualifying reason under the ERTP within 24 months following a change in control (as defined in the ERTP). You would be eligible for the benefits described for Tier 1 Executive under the terms and conditions of the ERTP. A copy of the ERTP is enclosed. Ongoing participation in the ERTP will continue as a function of your role and responsibilities. The number of executives who participate in the ERTP is very limited, and is subject to approval by the Committee. Payment to you of ERTP benefits would make you ineligible for the payments/benefits described below in the paragraph entitled Involuntary Separation.
Executive Travel Services
You will be eligible for executive travel reservation services:
Dedicated travel telephone # ESN 830-4698, (613) 274-4698
In addition to the earlier stated conditions, this offer is conditional on the following: 1) your providing us with the documentation attesting to the fact that you are legally entitled to work in Canada on your commencement date, and that you accept responsibility for maintaining that status during your employment with Nortel, and 2) your satisfactory completion of our pre-employment background investigation, consisting of our verification of your previous employment and education and a criminal background check (which you shall authorize by signing the attached Statement of Understanding and Consent).
If you are in accord with this offer, please sign and return one copy of this letter to me while retaining the other for your files. At the commencement of your employment, there will be a number of documents for you to complete, including our standard “Agreement Related to Intellectual Property and Confidentiality”.

I look forward to you joining Nortel and believe you will find your new position to be a challenging and rewarding experience.
Sincerely,
/s/ Mike Zafirovski

Mike Zafirovski
President and CEO
Accepted this 9th day of December, 2005
Signature: /s/ David Drinkwater
Confirmed Start Date: 19th December 2005
Social Insurance #:
Date of Birth:
Enclosure

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